Exhibit 10.31

DEUCALION PARTNERS, LLC

555 Madison Avenue, 5th Floor

New York, New York 10022

CONFIDENTIAL

April 17, 2021

Griid Infrastructure LLC

2577 Duck Creek Road

Cincinnati, OH 45212

Attn: James D. Kelly III, Founder & CEO

Dear Trey:

The purpose of this letter is to confirm the engagement of Deucalion Partners, LLC, a Delaware limited liability company (“Deucalion”), to act as sole and exclusive advisor to Griid Infrastructure LLC, a Delaware limited liability company (collectively with its principals, affiliates and direct and indirect subsicliaries, the “Company”), in connection with the formulation, analysis and implementation of various options for (a) a sale, merger or business combination of the Company, and (b) restructuring, reorganization or other strategic alternative relating to the Company, in each case above, whether pursuant to a Transaction (as defined below) or any series or combination of Transactions between the Company and a to-be-determined entity(s) that is substantially introduced to the Company by Deucalion or with which Deucalion assists the Company in consummating a Transaction (each, a ‘‘Target”). For purposes hereof, a ‘‘Transaction” shall mean the direct or indirect (i) sale or issuance of outstanding or newly issued shares of the Company’s capital stock or equity interests, or any securities convertible into, or options, warrants or other rights to acquire such capital stock or equity securities of the Company to, from, by or with a Target; (ii) the acquisition of outstanding or newly issued shares of another person’s capital stock or equity interests, or any securities convertible into, or options, warrants or other rights to acquire such capital stock or equity securities of such person to, from, by or with a Target; (iii) sale of equity interests, assets or business of the Company or any other business combination or extraordinary corporate transaction involving the Company, in the case of (ii) and (iii) above, whether in one or a series of transactions, including, without limitation, by way of a negotiated purchase, merger, combination or consolidation (including with a “blank check” or special purpose acquisition company to, from, by or with a Target (‘SPAC”)), joint venture, reorganization, recapitalization or restructuring, tender or exchange offer, leveraged buyout, minority investment or partnership, strategic relationship, collaborative venture, divestiture or otherwise; or (iv) any transaction similar to any of the foregoing to, from, by or with a Target; provided that (A) no Transaction will involve a public offering of securities, and any private offering or sale of securities will be conducted in compliance with an applicable exemption from registration under the Securities Act of 1933 (the “Securities Act’’) (B) any securities received by a third party or Deucalion in a Transaction will be restricted securities within the meaning of Rule 144(a)(3) under the Securities Act; (C) no Transaction will result in a transfer of interests to a passive buyer or group of passive buyers; and (D) any buyer (or group of buyers), upon completion of the Transaction, will control and actively operate the Company or its business through the power to elect executive officers and approve the annual budget or by service as an executive or other executive manager or direct the management or policies of a company, through a right to vote 25% or more of a class of voting securities, or the power to sell or direct the sale of 25% or more of a class of voting securities. Collectively, the Company and Deucalion shall be known as the “Parties" and individually as a ‘Party.”

1.	Services to Be Rendered. In connection with its engagement hereunder, Deucalion proposes to undertake certain services on behalf of the Company, including, to the extent requested by the Company:

(a)	reviewing the business, assets and operations of the Company and its historical and projected financial condition;

(b)

evaluating and recommending financial and strategic alternatives with respect to a proposed Transaction; provided that any Transaction with a group of buyers or investors shall not have been formed with the advice or assistance of Deucalion;

(c)	advising the Company as to the timing and structure of a proposed Transaction; and

(d)	providing such other advisory and consulting services as are customary for similar transactions and as may be mutually agreed upon by the Company and Deucalion.

2.

Not Registered Broker-Dealer or Investment Advisor. Deucalion is not a licensed securities broker or dealer or registered investment advisor. Therefore, in performing the services under this Agreement, Deucalion shall not (a) participate in or conduct any negotiations with any potential Targets in connection with a Transaction, (b) sell or offer to sell securities, unless such activities are appropriately exempt from applicable law, (c) directly, or indirectly through its affiliates, provide financing for the Transaction, (d) have the ability to bind any party to a Transaction, (c) have custody, control, or possession of, or otherwise handle, funds or securities issued or exchanged in connection with a Transaction, or (f) receive any transaction-based or success-based compensation unless permitted under an applicable exemption recognized by the SEC. Further, (i) any decision to enter into a Transaction shall be made solely by the Company and the proposed Target without the recommendation of Deucalion, and (ii) the Consulting Fees (as defined herein) have been established prior to, and independent of, determining the structure of the Transaction and will not vary based upon the type, structure, or amount of a Transaction.

3.

Consulting Fees. As compensation for Deucalion’s services hereunder (and except as may be otherwise provided for in that certain Incentive Unit Award Agreement of even date herewith (the “Incentive Agreement’’), the Company hereby agrees to pay Deucalion (a) $400,000 (the “Cash Fee’’) plus (b) a 0.5% interest in the fully diluted equity of the Company as of the closing date of a Transaction (the ‘‘Equity Fee” and together with the Cash Fee, the “Consulting Fees”). The Cash Fee shall be considered to be earned and is due and payable on April 26, 2022 (the “Cash Fee Due Date’’) so long as Deucalion’s engagement as an advisor to the Company has not terminated prior to the Cash Fee Due Date; provided, however, that if the vesting of the Equity Fee is accelerated pursuant to Section 6 of the Incentive Agreement, then the Cash Fee shall be considered to be earned and shall be due and payable on such earlier date of the event cause the vesting of the Equity Fee to be so accelerated. The Equity Fee shall be issued to Deucalion within ten (10) days after the date of this letter agreement and shall be subject to the vesting terms and conditions of the Incentive Agreement. No fee payable to any other advisor by the Company or any other person in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable to Deucalion hereunder unless agreed to by Deucalion. For the avoidance of doubt, no Cash Fee shall be payable unless a Transaction is consummated during the term of this engagement letter.

4.

Expenses. In addition to any fees that may be payable to Deucalion hereunder (and regardless of whether a Transaction occurs), the Company hereby agrees from time to time upon request, to promptly reimburse Deucalion for pre-approved travel and other out-of-pocket expenses incurred by Deucalion in performing its services hereunder, including the fees and expenses of legal counsel.

5.

Term of Engagement. The term of Deucalion’s engagement as advisor to the Company shall commence on the date hereof and continue until the earlier of (a) the consummation of a Transaction and (b) twelve (12) months after the date hereof, unless extended by mutual written consent or earlier terminated by either party upon thirty (30) days’ prior written notice; provided, however, that no such termination shall affect, unless otherwise mutually agreed to in writing by the Parties (i) the indemnification, contribution and confidentiality obligations of the Company, (ii) the right of Deucalion to receive any Consulting Fees payable hereunder that accrued prior to the date of termination or (iii) the right of Deucalion to receive reimbursement for its out-of-pocket expenses as described above.

6.

Indemnity. The Company agrees to indemnify Deucalion and related persons in accordance with the indemnification provisions attached hereto as Schedule A which are incorporated herein by reference in their entirety.

7.

Company Information. The Company agrees to provide to Deucalion all financial and other information requested by it for the purpose of its assignment hereunder. The Company agrees and represents that information furnished to Deucalion pursuant to this letter agreement shall be accurate and complete in all material respects at the time provided, and that if such information becomes inaccurate, incomplete, or misleading during the term of Deucalion’s engagement hereunder, the Company shall notify Deucalion in writing, In performing its services hereunder, Deucalion shall be entitled to rely upon and assume, without assuming any responsibility for independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company, or otherwise reviewed by Deucalion, and Deucalion shall not assume any responsibility or have any liability therefor. Deucalion shall have no obligation to conduct any valuation or appraisal of any assets or liabilities.

8.

No Rights Conferred Upon Members, Shareholders, etc. Any advice rendered by Deucalion or its representatives pursuant to this letter agreement is intended solely for the benefit and use of management and the Board of Directors/Managers of the Company in considering and evaluating a Transaction, is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors/Managers of the Company and may not be used or relied upon for any other purpose.

9.

Confidentiality. The Company may not disclose, summarize or excerpt from or otherwise refer to any advice rendered by Deucalion, whether formal or informal, without our prior written consent, and all such advice will be treated by the Company as confidential. In addition, the Company may not refer to our name or the terms of our engagement without our prior written consent.

10.

Service of Process. The Company hereby consents to the service of any and all process which may be served in any suit, action, or proceeding arising out of or relating to this letter agreement by means of personal delivery or courier service, addressed to it at the following addresses: Griid Infrastructure LLC, 2577 Duck Creek Road, Cincinnati, OH 45212, and to the attention of any secretary, assistant secretary, or any other officer, director, managing agent, or general agent of the Company, and the Company hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have under New York law or any law of any State of the United States or of any other jurisdiction or otherwise to service of process in such manner.

11.

Publicity. Following the closing or public announcement of a Transaction, provided Deucalion obtains Company’s prior written consent, with such consent not to be unreasonably withheld, Deucalion may, at its own expense, place announcements or advertisements or otherwise publicize such Transaction and our role in it (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on our internet website and marketing brochures, and such other newspapers, journals and media as we may choose, stating that we acted as the exclusive financial advisor to the Company in connection with such Transaction.

12.

Governing Law; Jurisdiction. This letter agreement (including Schedule A) (a) shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof and no proceeding related directly or indirectly to this letter agreement shall be commenced, prosecuted, or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Deucalion and (d) shall be binding upon and inure to the benefit of the Company, Deucalion, the other Indemnified Parties and their respective successors and assigns. The Company (on the Company’s behalf and, to the extent permitted by applicable law, on behalf of the Company’s securityholders and creditors) and Deucalion agree to waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such proceeding brought in any New Yark court specified in this paragraph and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum and to waive all rights to trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Deucalion hereunder.

13.

Limited Scope of Services. Deucalion will not be providing the Company with, and the Company will not look to Deucalion for tax, legal or accounting advice, and Deucalion agrees that nothing in this letter is intended to impose any conditions of confidentiality within the meaning of Section 6111 of the Internal Revenue Code of 1986, as amended, or U.S. Treasury Regulations Section 1.6011-4, and the Company may disclose to any and all persons, without limitation of any kind, the United States tax treatment (federal, state and local) and tax structure of any transaction and all materials of any kind relating to such tax treatment and tax structure.

14.

Certain Acknowledgments. Deucalion is a consulting services firm engaged directly and through its affiliates in other advisory services and sponsors and advises pooled investment vehicles, including SPACs. The Company understands and acknowledges that in performing the services in connection with this engagement Deucalion will not be under any duty to disclose to the Company, or use for the benefit of the Company, any confidential or non-public information obtained by us or our affiliates in the course of providing services to any other person or engaging in any other transaction (including as principal) or business activities. The Company acknowledges that, due to numerous factors, situations could arise in which your interests could be in conflict with the interests of other clients. Further, you understand that advice provided to you could differ or conflict with advice provided to such other clients. Deucalion represents and warrants that as of today Deucalion is not aware of any conflicts of interest with the Company. Deucalion agrees to notify Company should any such conflicts of interest arise in the future during the term of this engagement. Deucalion represents and warrants that, as of today neither Deucalion nor any of its officers, directors or employees have been barred from association with a broker-dealer by the SEC, any state, or any self-regulatory organization, and none of the foregoing is subject to a suspension from association with a broker-dealer.

The Company acknowledges that Deucalion, in connection with its engagement hereunder, is acting as an independent contractor with duties owing solely to the Company and that nothing in this letter agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof. For the execution of its assignment, Deucalion may establish a team of qualified individuals from appropriate specialty areas either within Deucalion or from third-party consultants.

The Company further acknowledges that Deucalion also may receive fees from other parties, including parties pursuing a Transaction with the Company, for services it renders to such parties, including fees for introducing such parties to the Company and/or for consummating a Transaction with the Company. In such cases, Deucalion will not act as adviser to such other parties in connection with any Transaction with the Company, unless the Company consents in writing to such dual representation. The Company hereby waives, on its behalf and its affiliates, any conflicts of interest, whether known or unknown, or those that could arise from Deucalion or our affiliates receiving fees from other parties, including for introducing such parties to the Company and/or for consummating a Transaction with the Company.

15.

Required Information. Federal law and regulations require financial institutions to obtain, verify and record information that identifies each person with whom they do business prior to doing such business and to provide reasonable notice to such persons that the financial institution is verifying such person’s identity. Accordingly, the Company will provide Deucalion, as necessary and upon request, certain identifying information, including, without limitation, a government-issued identification number (e.g., a U.S. taxpayer identification number) and certain other information or documents necessary to verify the Company’s identity, such as certified corporate documentation, partnership agreement or trust instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

If at any time during our engagement or thereafter you have any questions relating to billing or to regulatory compliance matters, you should contact the undersigned.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very best regards,

DEUCALION PARTNERS, LLC

By	/s/ John J. D’Agostino
Name: John J. D’Agostino
Title: Senior Managing Director

Accepted and agreed to as of the date set forth above:

GRIID INFRASTRUCTURE LLC

By	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Founder and Chief Executive Officer

[Signature Page to Engagement Letter]

SCHEDULE A

INDEMNIFICATION

Recognizing that transactions of the type contemplated in the attached letter agreement sometimes result in litigation and that Deucalion’s role is advisory, the Company agrees to indemnify and hold harmless Deucalion, its affiliates and their respective shareholders, members, managers, officers, directors, employees, agents and each other entity or person, if any, controlling, controlled by or under common control with Deucalion or any of its affiliates (collectively, the “Indemnified Parties”), from and against any losses, claims, damages, demands and liabilities (or actions or proceedings in respect thereof), joint or several, related to or arising in any manner out of any activities performed or services furnished pursuant to the attached letter agreement, the transactions contemplated thereby or Deucalion’s role in connection therewith (the “Indemnified Activities”). In addition, the Company will promptly reimburse the Indemnified Parties for all expenses (including, without limitation, fees and expenses of legal counsel), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened investigative, administrative, judicial, or regulatory claim, action or proceeding in any jurisdiction related to or arising in any manner out of any Indemnified Activities, whether or not in connection with pending or threatened litigation to which Deucalion (or any other Indemnified Person) or the Company or any of its securityholders is a party (collectively, “Proceedings’’). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, demands, liabilities or expenses that a court of competent jurisdiction shall have determined by final nonappealable judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party.

Upon receipt by an Indemnified Person of actual notice of a Proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company with respect thereto. ln addition, an Indemnified Person shall promptly notify the Company after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person in respect of which indemnity may be sought hereunder. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company will, if requested by any Indemnified Person, assume the defense of any Proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to Deucalion and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (b) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Person. The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there is a final judgment against an Indemnified Person, the Company agrees to indemnify the Indemnified

Person from and against any loss or liability by reason of such settlement or judgment. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party to such Proceeding, without Deucalion’s written consent, which shall not be unreasonably withheld.

The Company agrees that if any indemnification or reimbursement sought pursuant to this Schedule A were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Schedule A, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Deucalion, on the other, in connection with the transactions contemplated by the attached letter agreement (whether or not consummated) as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and to Deucalion with respect to transactions contemplated by the attached letter agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid by the Company pursuant to transactions contemplated by the attached letter agreement (whether or not consummated) bears to (b) the fees paid or to be paid to Deucalion under the attached letter agreement. In no event shall the Indemnified Parties be required to contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Deucalion pursuant to the attached letter agreement (excluding amounts received by Deucalion as reimbursement of expenses).

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its sccurityholders or creditors for or in connection with Deucalion’s engagement hereunder or the transactions contemplated by the attached letter agreement except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final nonappealable judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have to an Indemnified Party, shall not be limited by any rights that an Indemnified Party may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (a) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction contemplated by the attached letter agreement, (b) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (c) any termination or the completion or expiration of the attached letter agreement or Deucalion’s engagement and (d) whether or not Deucalion shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.